UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2016

Waste Connections, Inc.

(Exact name of registrant as specified in its charter)

Ontario, Canada	1-34370	98-1202763
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 Applewood Crescent, 2nd Floor

Vaughan

Ontario L4K 0E3

Canada

(Address of principal executive offices)

Registrant’s telephone number, including area code: (905) 532-7510

Not Applicable

(Former name or address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

During our earnings conference call on October 27, 2016, we highlighted the following outlook for the fourth quarter 2016.

(Dollar amounts are approximations)

For the fourth quarter of the year, we estimate our revenue to be approximately $1.02 billion. We expect solid waste core price and volume growth, on a combined basis, to be between 3% and 3.5%. Net income attributable to Waste Connections is estimated to be approximately $97 million. Adjusted EBITDA is estimated to be almost $315 million, or about 30.8% of revenue. Depreciation and amortization expense is estimated to be about 14.4% of revenue. Amortization of intangibles expense is estimated to be about $27.4 million, or a little more than $0.10 per diluted share net of taxes. Operating income is estimated to be almost 16.5% of revenue. We expect interest expense to be about $27.1 million. We expect our effective tax rate to be up to 31%, subject to some variability. Noncontrolling interests expense is estimated to be about $200,000. Our fully diluted share count is estimated to be about 176 million shares.

These estimates assume no change in the current economic and operating environment. They also exclude any remaining severance, integration costs or other items resulting from the Progressive Waste acquisition and any additional acquisitions or potential divestitures that may close during the period.

Adjusted EBITDA, a non-GAAP financial measure, is provided supplementally because it is widely used by investors as a performance and valuation measure in the solid waste industry. Management uses adjusted EBITDA as one of the principal measures to evaluate and monitor the ongoing financial performance of our operations. We define adjusted EBITDA as net income, plus income tax provision, plus interest expense, plus depreciation and amortization expense, plus closure and post-closure accretion expense, plus or minus any loss or gain on impairments and other operating items, plus other expense, less other income, plus foreign currency transaction loss, less foreign currency transaction gain. We further adjust this calculation to exclude the effects of other items management believes impact the ability to assess the operating performance of our business. This measure is not a substitute for, and should be used in conjunction with, GAAP financial measures. Other companies may calculate adjusted EBITDA differently.

Item 8.01 Other Events.

The disclosure under Item 7.01 of this current report on Form 8-K is incorporated herein by reference.

The information furnished in Items 7.01 and 8.01 is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section, and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Safe Harbor and Forward-Looking Information

This document contains forward-looking statements (which include "forward-looking information" as that term is defined in applicable securities laws in Canada) within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements are neither historical facts nor assurances of future performance and reflect Waste Connections’ current beliefs and expectations regarding future events and operating performance. These forward-looking statements are often identified by the words “may,” “might,” “believes,” “thinks,” “expects,” “intends” or other words of similar meaning. All of the forward-looking statements included in this document are made pursuant to the safe harbor provisions of the PSLRA and applicable securities laws in Canada. Forward-looking statements involve risks and uncertainties. Forward-looking statements in this document include, but are not limited to, statements about the Company’s expected fourth quarter 2016 outlook for financial results. Events or circumstances that could cause actual results to differ materially from those in the forward-looking statements, include, but are not limited to: the possibility that any of the anticipated benefits of the combination of the Company and Waste Connections US, Inc. (f/k/a Waste Connections, Inc.) will not be realized, general economic, market and business conditions, and other risk factors detailed from time to time in filings that have been made by the Company (including, under its former name, Progressive Waste Solutions Ltd.) and by Waste Connections US, Inc. (including, under its former name, Waste Connections, Inc.) with the Securities and Exchange Commission and the securities commissions or similar regulatory authorities in Canada. You should not place undue reliance on forward-looking statements, which speak only as of the date of this document. Waste Connections undertakes no obligation to update the forward-looking statements set forth in this document, whether as a result of new information, future events, or otherwise, unless required by applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE CONNECTIONS, INC.

	BY:	/s/ Worthing F. Jackman
Date: October 27, 2016
Worthing F. Jackman,
Executive Vice President and Chief Financial Officer